INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT, dated as of July 15, 2009 by and among Hatteras 1099 Advantage Institutional Fund (the “Master Fund”), Hatteras Capital Investment Management, LLC, a Delaware limited liability company (the “Adviser”), and Ramius Fund of Funds Group LLC, a Delaware limited liability company (the “Sub-Adviser”).

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, the Adviser has entered into an investment management agreement (the “Investment Management Agreement”) dated July 15, 2009 with the Master Fund, an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act;

WHEREAS, the Board of Trustees of the Master Fund (the “Board”) and the Adviser desire to retain the Sub-Adviser to render investment advisory and other services to the Master Fund, in the manner and on the terms hereinafter set forth;

WHEREAS, the Adviser has the authority under the Investment Management Agreement with the Master Fund to retain sub-advisers; and

WHEREAS, the Sub-Adviser is willing to furnish such services to the Adviser and the Master Fund;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and intending to be legally bound hereby, the Master Fund, the Adviser and the Sub-Adviser agree as follows:

1.            APPOINTMENT OF THE SUB-ADVISER

The Adviser hereby appoints the Sub-Adviser to act as an investment adviser for the Master Fund, subject to the supervision and oversight of the Adviser and the Board, and in accordance with the terms and conditions of this Agreement.  The Sub-Adviser will be an independent contractor and will have no authority to act for or represent the Master Fund or the Adviser in any way or otherwise be deemed an agent of the Master Fund or the Adviser except as expressly authorized in this Agreement or another writing by the Master Fund, the Adviser and the Sub-Adviser.

2.            ACCEPTANCE OF APPOINTMENT

The Sub-Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.

The assets of the Master Fund will be maintained in the custody of a custodian (who shall be identified by the Adviser in writing).  The Sub-Adviser will not have custody of any securities, cash or other assets of the Master Fund and will not be liable for any loss resulting from any act or omission of the custodian.

3.            SERVICES TO BE RENDERED BY THE SUB-ADVISER TO THE MASTER FUND

A.           As an investment adviser to the Master Fund, the Sub-Adviser will be involved with all aspects of the Master Fund’s investment program including, without limitation, asset allocation, manager research and due diligence, portfolio construction and risk management and monitoring.  All powers and authority of the Sub-Adviser under this Agreement shall be effected and exercised exclusively through the Master Fund.  The Sub-Adviser shall act on behalf of the Master Fund only pursuant to the supervision of the Adviser and the authority granted under this Agreement.  The Sub-Adviser shall not permit or cause the Master Fund to enter into or otherwise engage in any borrowing, leverage or other credit arrangements without the express authorization of the Adviser.  Further, the Sub-Adviser shall not engage in any principal transactions or agency cross transactions with, or with respect to any of the assets of, the Master Fund.

B.           As part of the services it will provide hereunder, the Sub-Adviser will:

(i)           obtain and evaluate, to the extent deemed necessary and advisable by the Sub-Adviser in its discretion, pertinent economic, statistical, financial, and other information affecting the economy generally and individual underlying funds, companies or industries;

(ii)          formulate and implement a continuous investment program for the Master Fund as outlined in a Prospectus (as defined below);

(iii)         take such steps as are necessary in the Sub-Adviser’s judgment to implement the investment program of the Master Fund including, without limitation, securing capacity with underlying funds;

(iv)         perform due diligence on underlying funds and managers and provide formal written recommendations to the Adviser for each investment;

(v)          keep the Board and the Adviser fully informed in writing on an ongoing basis as agreed by the Adviser and the Sub-Adviser as to: (1) the investment and reinvestment of the assets in the Master Fund and (2) the Sub-Adviser and its key investment personnel and operations; and the Sub-Adviser should make regular and periodic special written reports of such additional information concerning the same as may reasonably be requested from time to time by the Adviser or the Board; and the Sub-Adviser should attend meetings with the Adviser and/or the Board, as reasonably requested, to discuss the foregoing;

(vi)         in accordance with procedures and methods established by the Board and furnished to the Sub-Adviser, which may be amended from time to time, provide assistance in determining the fair value of all securities and other investments/assets in the Master Fund;

(vii)        provide, as may reasonably be requested by the Master Fund, composite performance information, records and supporting documentation about accounts the Sub-Adviser manages, if appropriate, which are relevant to the Master Fund and that have investment objectives, policies, and strategies substantially similar to those employed by the Sub-Adviser in managing the Master Fund that may be reasonably necessary, under applicable laws, to allow the Master Fund or its agent to present information concerning the Sub-Adviser’s prior performance in any Prospectus, SAI or Offering Memorandum (as hereinafter defined) and any permissible reports and materials prepared by the Master Fund and any feeder fund that invests in the Master Fund with the Sub-Adviser having received notice of such feeder fund before its initial investment in the Master Fund, (each a “Feeder Fund”) or their respective agents; and

(viii)       cooperate with and provide reasonable assistance to the Adviser, the Master Fund’s administrator, the Master Fund’s custodian, the Master Fund’s transfer agent and pricing agents and all other agents and representatives of the Master Fund and the Adviser; keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Master Fund; provide prompt responses to reasonable requests made by such persons; and maintain necessary and appropriate interfaces with each such person so as to promote the efficient exchange of information.

C.           In furnishing services hereunder, the Sub-Adviser shall be subject to, and shall perform in accordance with, the following:  (i) the Master Fund’s operating agreement and/or other governing instruments, as the same may be amended from time to time (“Governing Documents”); (ii) the registration statement of the Master Fund as filed with the Securities and Exchange Commission (“SEC”), as the same may be amended from time to time (the “Registration Statement”); (iii) the Investment Company Act and the Advisers Act and the rules under each, and all other federal and state laws or regulations applicable to the Master Fund; (iv) the Master Fund’s Compliance Manual and other policies and procedures adopted from time to time by the Board; and (v) the written instructions of the Adviser not inconsistent with any of the foregoing.  Prior to the commencement of the Sub-Adviser’s services hereunder, the Adviser shall provide the Sub-Adviser with current copies of all Governing Documents, the Registration Statement, the Master Fund’s Compliance Manual and other relevant policies and procedures that are adopted by the Board.  The Adviser undertakes to provide the Sub-Adviser with copies or other written notice of each amendment, modification and supplement to any of the above-mentioned documents.  The Sub-Adviser shall have no responsibility under this Agreement to conform its services to any new or modified requirements imposed by any such any such amendment, modification or supplement, and shall have no liability for its failure to do so, unless it has been furnished with a copy thereof or a written notice detailing such new or modified requirements a reasonable period of time before such amendment, modification or supplement is to take effect.

D.           The Sub-Adviser agrees to render the services and to provide at its own expense, the office space, furnishings and equipment and the personnel (except as set forth in the Master Fund’s and Hatteras 1099 Advantage Fund’s prospectuses) required by it to perform the services on the terms and for the compensation provided herein.

E.           On occasions when the Sub-Adviser deems the purchase of a security to be in the best interest of the Master Fund as well as other clients of the Sub-Adviser, allocation of the securities so purchased, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in a manner which the Sub-Adviser considers to be equitable and consistent with its obligations to the Master Fund and to its other clients over time and in accordance with its trading policies and procedures.  The Adviser and the Master Fund agree that the Sub-Adviser and its affiliates may give advice and take action in the performance of their duties with respect to any of their other clients that may differ from advice given, or the timing or nature of actions taken, with respect to the Master Fund.  The Adviser and the Master Fund also acknowledge that the Sub-Adviser and its affiliates provide investment advisory services to other entities, some of which have the same or similar investment objectives (and will hold the same or similar investments) as the Master Fund, and that the Sub-Adviser will carry out its duties hereunder together with its duties under such relationships.  Nothing in this Agreement shall be deemed to confer upon the Sub-Adviser any obligation to purchase or to recommend for purchase for the Master Fund any investment that the Sub-Adviser, its affiliates, officers or employees may purchase or sell for its or their own account or for the account of any client, if in the sole and absolute discretion of the Sub-Adviser, it is for any reason impractical or undesirable to take such action or make such recommendation for the Master Fund.

F.           The Sub-Adviser will maintain all accounts, books and records with respect to the Master Fund as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and Advisers Act and the rules thereunder.

4.            COMPENSATION OF THE SUB-ADVISER

In consideration of the services provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser a monthly fee computed at the annual rate of 0.75% of the value of the net assets of the Master Fund determined as of the end of each calendar month, which fee shall be paid within 60 days after the end of the month (or if earlier, within 60 days after the date of expiration or termination of this Agreement).  In the event this Agreement is in effect for part, but not all, of a calendar month, the fee payable to the Sub-Adviser for such month shall be appropriately pro-rated.  In the event this Agreement expires or terminates on a date other than the end of a calendar month, the fee payable for the uncompleted month shall be determined based on the value of the net assets of the Master Fund determined as of the end of the most recent calendar month ended on or prior to the date of expiration or termination.  Except as may otherwise be prohibited by law or regulation (including, without limitation, any then current SEC staff interpretation), the Sub-Adviser may, in its sole and absolute discretion and from time to time, waive all or any portion of its advisory fee compensation.

5.            LIABILITY AND INDEMNIFICATION

A.       Except as may otherwise be provided by the Investment Company Act or any other federal securities law, neither the Sub-Adviser nor any of its officers, directors, partners, members or employees (its “Affiliates”) shall be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Adviser or the Master Fund as a result of any error of judgment or mistake of law by the Sub-Adviser or its Affiliates, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Sub-Adviser or its Affiliates for, and the Sub-Adviser shall indemnify and hold harmless the Master Fund, the Adviser, and all controlling persons of the Master Fund (as described in Section 15 of the Securities Act of 1933, as amended (“1933 Act”)) (collectively, “Adviser Indemnitees”) against, any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Adviser Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, at common law or otherwise to the extent resulting from (i) the willful misconduct, bad faith, reckless disregard or gross negligence of the Sub-Adviser in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact relating to the Sub-Adviser or the services provided by it in written information furnished by the Sub-Adviser to the Adviser or the Master Fund for use in the Registration Statement or in other materials pertaining to the Master Fund or in offering materials or other documents pertaining to any Feeder Fund, or the omission by the Sub-Adviser to state therein a material fact known to the Sub-Adviser which was required to be stated therein or necessary to make the statements therein not misleading.

B.        Except as may otherwise be provided by the Investment Company Act or any other federal securities law, the Adviser, the Master Fund and their respective Affiliates shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Sub-Adviser as a result of any error of judgment or mistake of law by the Adviser, the Master Fund and their respective Affiliates, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Adviser, the Master Fund or their respective Affiliates, and the Master Fund and the Adviser shall each indemnify and hold harmless the Sub-Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the 1933 Act) of the Sub-Adviser (collectively, “Sub-Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Sub-Adviser Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, at common law or otherwise arising out of or based on (i) the willful misconduct, bad faith, reckless disregard or gross negligence of the Master Fund or the Adviser in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Registration Statement or in other materials pertaining to the Master Fund or in offering materials or other documents pertaining to any Feeder Fund or the omission to state therein a material fact known to the Master Fund or the Adviser which was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon written information furnished by the Sub-Adviser to the Adviser or the Master Fund for use therein.

C.        The provisions of this Section 5 shall survive the expiration and termination of this Agreement.

6.            REPRESENTATIONS OF THE ADVISER

The Adviser represents, warrants and agrees that:

A.       The Adviser has been duly authorized by the Board to delegate to the Sub-Adviser the provision of investment services to the Master Fund as contemplated hereby.

B.        The Adviser and the Fund have adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and will provide the Sub-Adviser with a copy of such code of ethics.

C.        The Adviser is currently in material compliance and shall at all times continue to materially comply with the requirements imposed upon the Adviser by applicable law and regulations.

D.        The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of its knowledge, has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; and (iv) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as investment manager of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise.  The Adviser will also promptly notify the Sub-Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Master Fund or a Feeder Fund, provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

E.        The execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which Adviser or any of its Affiliates are a party.

7.            REPRESENTATIONS OF THE SUB-ADVISER

The Sub-Adviser represents, warrants and agrees that:

A.       The Sub-Adviser is currently in material compliance and shall at all times continue to materially comply with the requirements imposed upon the Sub-Adviser by applicable law and regulations.

B.        The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise.  The Sub-Adviser will also promptly notify the Master Fund and the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Master Fund or a Feeder Fund, provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

C.        The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and Rule 204A-1 under the Advisers Act and will provide the Adviser and the Board with a copy of such code of ethics, together with evidence of its adoption.  Within forty-five days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise requested, the General Counsel, Chief Compliance Officer or a vice-president of the Sub-Adviser shall certify to the Adviser that the Sub-Adviser has complied with the requirements of Rule 17j-1 and Rule 204A-1 during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation.  Upon the reasonable written request of the Adviser, the Sub-Adviser shall permit the Adviser, its employees or its agents to examine the reports required to be made to the Sub-Adviser by Rule 17j-1(c)(1) and Rule 204A-1(b) and other records relating to the Sub-Adviser’s code of ethics to the extent relevant to the Master Fund.

D.        The Sub-Adviser has provided the Master Fund and the Adviser with a copy of its Form ADV Part I, which as of the date of this Agreement is its Form ADV as most recently filed with the SEC, and ADV Part II and promptly will furnish a copy of all amendments to the Master Fund and the Adviser at least annually.

E.        The Sub-Adviser will notify the Master Fund and the Adviser of any change of control of the Sub-Adviser, as applicable, and any changes in the key personnel who are either the portfolio manager(s) of the Master Fund named in the Registration Statement or senior management of the Sub-Adviser, in each case prior to or promptly after, such change.  The Sub-Adviser agrees to bear all reasonable expenses of the Master Fund, if any, arising out of any such assignment or change in control.

F.        The Sub-Adviser will promptly notify the Adviser of any financial condition that is likely to impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement.

G.        The Sub-Adviser agrees to maintain a level of errors and omissions or professional liability insurance coverage reasonably deemed appropriate by the Sub-Adviser.

H.        The execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which Sub-Adviser or any of its Affiliates are a party or otherwise arising under this Agreement.

8.            REGULATION

The Sub-Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports, or other material which any such body by reason of this Agreement shall have the authority to request pursuant to applicable laws and regulations.

9.            RECORDS

Records relating to the services provided under this Agreement maintained by the Sub-Adviser that are required to be maintained by the Master Fund by the Investment Company Act and the rules thereunder (“Required Records”) shall be the property of the Master Fund and shall be under its control; however, the Master Fund shall furnish to the Sub-Adviser such records and permit the Sub-Adviser to retain such records (either in original or in duplicate form) as the Sub-Adviser shall reasonably require in order to carry out its business or to comply with applicable laws and regulations.  In the event of the termination of this Agreement, Required Records shall promptly be returned to the Master Fund by the Sub-Adviser free from any claim or retention of rights therein, provided that the Sub-Adviser may retain copies of any or all such records and may retain such records that are required to be retained by it by law or regulation.  The Adviser and the Sub-Adviser shall keep confidential any information obtained in connection with their respective duties hereunder and shall disclose such information only if the Master Fund has authorized such disclosure or if such disclosure is expressly required by law.

10.          DURATION OF AGREEMENT

This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved:  (i) by a vote of a majority of the Board who are not “interested persons” (as defined in the Investment Company Act) of any party to this Agreement (“Independent Managers”), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the Master Fund’s outstanding voting securities.  This Agreement shall continue in effect for an initial term of two years from the date of its execution and shall continue in effect from year to year thereafter, unless terminated in accordance with the provisions of this Agreement, provided that such continuance is specifically approved at least annually by the Board and by the vote of a majority of the Independent Managers cast in person at a meeting called for the purpose of voting on such approval.

11.           TERMINATION OF AGREEMENT

This Agreement may be terminated at any time, without the payment of any penalty, by the Board or by the vote of a majority of the outstanding voting securities of the Master Fund, on sixty (60) days’ written notice to the Adviser and the Sub-Adviser, or by the Adviser or Sub-Adviser on sixty (60) days’ written notice to the Master Fund and the other party.  This Agreement will automatically terminate, without the payment of any penalty, (i) in the event of its assignment (as defined in the Investment Company Act), or (ii) effective upon the termination of the Investment Management Agreement.

12.           AMENDMENTS TO THE AGREEMENT

Except to the extent permitted by the Investment Company Act or the rules or regulations thereunder or pursuant to exemptive relief granted by the SEC, this Agreement may be amended by the parties only if such amendment: (i) if material, is specifically approved by the vote of a majority of the outstanding voting securities of the Master Fund (unless such approval is not required by Section 15 of the Investment Company Act as interpreted by the SEC or its staff or unless the SEC has granted an exemption from such approval requirement); and (ii) is approved by the vote of a majority of the Independent Managers cast in person at a meeting called for the purpose of voting on such approval.

13.           ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties with respect to the subject matter hereof.

14.           HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

15.           NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or to such other address as specified in a notice duly given to the other party.  Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

For:	Hatteras Capital Investment Management, LLC
8540 Colonnade Center Drive
Suite 401
Raleigh, NC 27615
Attn: J. Michael Fields

For:	Ramius Fund of Funds Group LLC
599 Lexington Ave
20th Floor
New York, NY 10022
Attn: Roger E. Anscher

16.           SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

17.           GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without reference to conflict of law or choice of law doctrines.  To the extent that the laws of the State of Delaware conflict with applicable provisions of the Investment Company Act or the Advisers Act, the latter federal statutes shall control.

18.           INTERPRETATION

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act.  Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein shall have the meanings assigned to them by Section 2(a) of the Investment Company Act and applicable rules adopted thereunder.  In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

HATTERAS CAPITAL INVESTMENT		RAMIUS FUND OF FUNDS GROUP LLC
MANAGEMENT, LLC

By:	/s/ David B. Perkins	By:	/s/ Roger Anscher
Name: David B. Perkins			Name: Roger Anscher
Title: Managing Member			Title: COO

HATTERAS 1099 ADVANTAGE INSTITUTIONAL FUND

By:	/s/ David B. Perkins
Name: David B. Perkins
Title: President